As filed with the Securities and Exchange Commission on June 4, 2008
Registration No. 333-149032

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
To
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FX Real Estate and Entertainment Inc.
(Exact name of Registrant as specified in its charter)

Delaware	7990	36-4612924
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

650 Madison Avenue
New York, New York 10022
(212) 838-3100
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Robert F.X. Sillerman
650 Madison Avenue
New York, New York 10022
(212) 838-3100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Alan I. Annex, Esq. Andrew E. Balog, Esq. Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 (212) 801-9200 (telephone) (212) 801-6400 (facsimile)	Mitchell J. Nelson, Esq. FX Real Estate and Entertainment Inc. 650 Madison Avenue New York, New York 10022 (212) 838-3100 (telephone) (212) 980-4455 (facsimile)
     Approximate date of commencement of proposed sale to the public: Not applicable.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
SIGNATURES

DEREGISTRATION OF SECURITIES
     FX Real Estate and Entertainment Inc. (the “Registrant”) previously registered up to 9,871,674 shares of its common stock pursuant to the Registration Statement on Form S-1 (Registration No. 333-149032), filed with the Securities and Exchange Commission (the “Commission”) on February 4, 2008, as amended by Amendment No. 1 thereto, filed with the Commission on March 4, 2008 (as so amended, the “Registration Statement”). The Registration Statement, which was declared effective by the Commission on March 6, 2008, related to the Registrant’s distribution to certain of its stockholders of transferable subscription rights to purchase shares of the Registrant’s common stock (the “Rights Offering”). In the Rights Offering, the Registrant distributed to its stockholders who owned, in the aggregate 19,743,349 shares of its common stock, as of March 6, 2008 transferable subscription rights to purchase one share of common stock for every two shares of common stock owned as of that date at a cash subscription price of $10.00 per share. The Rights Offering expired at 5:00 p.m., New York City time, on April 18, 2008. The Registrant sold 4,902,561 shares of its common stock in the Rights Offering. In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister the 4,969,113 shares of common stock not sold in the Rights Offering. The Registrant subsequently sold the aforementioned shares being deregistered for $10.00 per share to Robert F.X. Sillerman and The Huff Alternative Fund, L.P. and The Huff Alternative Parallel Fund, L.P. pursuant to and in accordance with the terms of the parties’ investment agreements as disclosed in the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on June 4, 2008.

FX REAL ESTATE AND ENTERTAINMENT INC.
By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Robert F.X. Sillerman	Chairman and Chief Executive Officer (Principal Executive Officer)	June 4, 2008
Robert F.X. Sillerman

*	President and Director	June 4, 2008
Paul C. Kanavos

*	Chief Operating Officer and Director	June 4, 2008
Barry A. Shier

*	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 4, 2008
Thomas P. Benson

*	Director	June 4, 2008
David M. Ledy

*	Director	June 4, 2008
Harvey Silverman

Bryan E. Bloom	Director	June 4, 2008

Michael J. Meyer	Director	June 4, 2008

*By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Attorney-in-Fact

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